RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              AVATEX FUNDING, INC.

                            (a Delaware corporation)

                                    *********

           AVATEX FUNDING, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

           1. The name of the corporation is Avatex Funding, Inc. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 3, 1999.

           2. This Restated Certificate of Incorporation, which restates and amends the provisions of the Certificate of Incorporation, was duly adopted by the Board of Directors and the sole stockholder of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

           3. The text of the Certificate of Incorporation, as currently in effect, is hereby restated and amended to read in its entirety as follows:

                                    ARTICLE I
                                      NAME

           The name of the Corporation is Avatex Funding, Inc. (the "Corporation").

                                   ARTICLE II
                     REGISTERED OFFICE AND REGISTERED AGENT

           The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, city of Wilmington, county of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

                                   ARTICLE III
                               CORPORATE PURPOSES

           The purposes of the Corporation are solely to engage in acts or activities, directly or indirectly, arising from, provided or necessitated by, resulting from, in connection with or otherwise incidental or related to the following:

           (a) subject to Section 3.10 of the Indenture (as defined below) and paragraph (c) of Article VIII below, accepting, owning and holding the entire beneficial interest in (i) certain shares of common stock, par value $0.01 per share, of Phar-Mor, Inc., a Pennsylvania corporation (the "Phar-Mor Shares") or
(ii) any other contributions to the capital of the Corporation, contributed from time to time by Avatex Corporation, a Delaware corporation ("Avatex"), or any other person, as long as such contributions have no associated liabilities;

           (b) entering into (i) that certain indenture, dated as of December 7, 1999 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Indenture"), by and among the Corporation, Avatex and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"), and (ii) that certain Pledge and Security Agreement, dated as of December 7, 1999 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Security Agreement"), among the Corporation, Avatex and the Trustee, as collateral agent;

           (c) complying with, and performing any and all of the Corporation's obligations under, contemplated or necessitated by or in connection with, (i) the Indenture, (ii) the Corporation's 6.75% Notes due 2002 issued pursuant to the Indenture (the "Notes"), (iii) the Security Agreement, (iv) the Amended and Restated Agreement and Plan of Merger, dated as of June 18, 1999, by and between Avatex and Xetava Corporation, a Delaware corporation (as amended, the "Merger Agreement"), (v) the merger of Xetava with and into Avatex contemplated by, and pursuant to, the Merger Agreement, (the "Merger"), (vi) the issuance of the Notes by the Corporation that are required to be issued in connection with the Merger pursuant to the Merger Agreement, and (vii) the Subrogation Agreement (as defined in the Indenture) and the Trustee Note (as defined in the Indenture);

           (d) subject to Section 3.10 of the Indenture and paragraph (c) of
Article VIII below, investing the proceeds derived from the ownership of the Pledged Collateral (as defined in the Security Agreement) or any other assets contributed to the Corporation, but only in bank certificates of deposit, money market instruments or securities issued by the United States government or its agencies or instrumentalities (as long as such certificates of deposit, money market instruments or securities mature prior to the date of maturity of the Notes);

           (e) executing, delivering and performing any agreement evidencing, necessitated by or in connection with any and all of the foregoing or any and all of the activities and powers referred to below in paragraph (f) of this
Article III , and


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           (f) engaging in any lawful act or activity and to exercise any powers permitted to a corporation organized under the General Corporation Law of the State of Delaware that, in each case, are incidental to the foregoing or necessary to accomplish the foregoing.

                                   ARTICLE IV
                                  CAPITAL STOCK

           The total number of shares of all classes of capital stock that the Corporation is authorized to issue is one thousand (1,000) shares, all of which shares shall be common stock, par value $0.01 per share ("Common Stock").

                                    ARTICLE V
                               CORPORATE EXISTENCE

           The Corporation is to have perpetual existence.

                                   ARTICLE VI
                        POWERS OF THE BOARD OF DIRECTORS

           In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to act as set forth in paragraphs (a), (b) and (c) below:

           (a) to make, alter, amend or repeal the By-Laws, except as otherwise expressly provided in any By-Law made by the holders of the capital stock of the Corporation entitled to vote thereon, subject to any limitation set forth therein or in this Restated Certificate of Incorporation and subject to the power of the stockholders to alter the By-Laws adopted by the Board of Directors;

           (b) to designate, by resolution passed by a majority of the whole Board of Directors, one or more committees, each committee to consist of one or more directors of the Corporation, which, to the extent provided in the resolution designating the committee or in the By-Laws of the Corporation, shall, subject to the limitations prescribed by law or otherwise in this Restated Certificate of Incorporation, have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require such seal (such committee or committees shall have such name or names as may be provided in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by a majority of the whole Board of Directors); and


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           (c) to exercise, in addition to the powers and authorities hereinbefore or by law conferred upon it, any such powers and authorities and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware and of this Restated Certificate of Incorporation (and in particular Article
III) and of the By-Laws of the Corporation.

           Notwithstanding anything to the contrary contained in this Article VI, the Board of Directors of the Corporation shall not act, or propose to act, in any manner contrary to the provisions of the Indenture.

                                  ARTICLE VII
                          INDEMNIFICATION OF DIRECTORS

           (a) A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this article shall not adversely affect any right or protections of a director of the Corporation existing at the time of such repeal or modification.

           (b) To the fullest extent permitted by Section 145 of the General Corporation Law of Delaware or any successor provisions thereto, (i) the Corporation shall (A) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (a "proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (B) pay, upon receipt of any undertaking to repay amounts advanced required by the General Corporation Law of Delaware, expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, and (ii) the Corporation may (A) indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust


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or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and (B) pay expenses incurred by such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Notwithstanding clause (i)(A) of the preceding sentence, the Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by the Board of Directors of the Corporation. The foregoing indemnification and advancement of expenses provisions shall not be deemed exclusive of any other rights to indemnification or advancement of expenses to which any such person may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise and are deemed to be contract rights with respect to each person entitled to the benefits of such new provisions. Any change in law that purports to restrict the ability of the Corporation to indemnify or advance expenses to any such person shall not affect the Corporation's obligation or right to indemnify and advance expenses to any such person with respect to any action, claim, suit or proceeding that occurred or arose or that is based on events or acts that occurred or arose, prior to such change in law.

                                  ARTICLE VIII
                        RESTRICTIONS ON CORPORATE ACTION

           (a) Notwithstanding any other provision of this Restated Certificate of Incorporation (other than paragraph (c) of this Article VIII) and any provision of law that otherwise so empowers the Corporation, as long as any of the Notes remain outstanding, without the approval of the holders of at least 66-2/3% in principal amount of the Notes then outstanding, the Corporation shall not do any of the following:

               (i) engage in any business or activity other than as described in this Restated Certificate of Incorporation and matters necessarily incident thereto;

               (ii) increase or reclassify the capital stock of the Corporation or issue any additional shares of capital stock of the Corporation;

               (iii) delete, amend, supplement or otherwise modify any provision of this Restated Certificate of Incorporation;

               (iv) create, incur, issue, assume, guarantee or otherwise become, directly or indirectly, liable, contingently or otherwise, with respect to any indebtedness or liability, other than (A) indebtedness or liabilities of the Corporation under, arising from or otherwise with respect to or in connection with, or otherwise incurred by the Corporation in connection with the consummation of any of the transactions contemplated by, or otherwise to comply with, the Notes, the Indenture, the Officer's Certificate required to be delivered by Section 1.05(b) of the Indenture, the Security Agreement and the Trustee Note (as contemplated by the Subrogation


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

Agreement), in each case, after the original date of the Indenture, (B) indebtedness or liabilities arising after the original date of the Indenture from the fees and expenses of, or payable or paid to, (I) the Trustee under the Indenture or the collateral agent under the Security Agreement, and (II) the Corporation's outside counsel or accountants or other outside agents or representatives, to the extent it is necessary or reasonably advisable to engage any such person in connection with the Corporation's interpreting, complying with (including, but not limited to, complying with any applicable law, rule or regulation), or otherwise consummating any of the transactions contemplated by, the Indenture, the Officer's Certificate required to be delivered by Section 1.05(b) of the Indenture, the Notes, the Security Agreement, the Subrogation Agreement or the Trustee Note, and (C) indebtedness or liabilities on account of incidentals or administrative services supplied or furnished to the Corporation (including, but not limited to, bank or brokerage fees), in an aggregate amount per calendar year not to exceed $7,500;

               (v) directly or indirectly, create, incur, assume or suffer to exist any lien on any asset or property now owned or hereafter acquired by the Corporation, except for Permitted Liens (as defined in the Indenture);

               (vi) declare or pay any dividend or make any other payment or distribution on account or in respect of the Corporation's capital stock; or

               (vii) in one or more related transactions, consolidate or merge with or into (whether or not the Corporation is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, or sell, transfer or dispose of any of its capital stock to, another person or entity.

           (b) As long as any of the Notes remain outstanding, or otherwise with the approval of the holders of at least 66-2/3% in principal amount of the Notes then outstanding, the Corporation shall at all times:

               (i) not become involved in the day-to-day management of any other person or entity; (ii) maintain corporate records, books of account and payroll (if any) separate from any other person or entity:

               (iii) maintain financial statements, books and records separate from any other person or entity and insure that any consolidated financial statements that include the Corporation have notes clearly stating that the Corporation is a separate corporate entity;

               (iv) maintain its assets separately from the assets of any other person or entity (including through the maintenance of a separate bank account);

               (v) conduct all business correspondence of the Corporation and other communications in the Corporation's own name;


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               (vi) not act as an agent of any other person or entity in any capacity; and

               (vii) separately manage the Corporation's liabilities from those of any other person or entity.

           (c) Notwithstanding anything to the contrary in this Certificate of Incorporation, the Corporation shall be able to use the proceeds derived from its ownership of the Pledged Collateral, including, but not limited to, the proceeds of any Regular Dividend (as defined in the Indenture) or Extraordinary Dividend (as defined in the Indenture) made on account or in respect of the Pledged Collateral, and the proceeds of any contributions to the capital of the Company, to pay or cause to be paid the principal of and interest on the Notes in the manner provided for in the Indenture and the Notes or to purchase, redeem or otherwise acquire or retire the Notes; provided, however, that, in the event that the proceeds of any Extraordinary Dividend exceed $2.3 million, the Company may not use more than the greater of $2.3 million and 50% of such Extraordinary Dividend to pay or cause to be paid interest on the Notes.

           (d) Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, as long as any of the Notes remain outstanding, neither the Corporation nor the Board of Directors of the Corporation nor any committee appointed or designated thereby shall without the unanimous vote of the Board of Directors of the Corporation take any corporate action.

                                   ARTICLE IX
                          RESERVATION OF RIGHT TO AMEND
                          CERTIFICATE OF INCORPORATION

           The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law and all the provisions of this Restated Certificate of Incorporation, and as otherwise permitted by the Indenture, and all rights and powers conferred in this Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power; provided, however, that, as long as any of the Notes remain outstanding, without the approval of the holders of at least 66-2/3% in principal amount of the Notes then outstanding, the Corporation shall not delete, amend, supplement or otherwise modify any provision of this Restated Certificate of Incorporation.


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                                   ARTICLE X
                              INDEPENDENT DIRECTOR

           As long as any of the Notes remain outstanding, without the approval of the holders of at least 66-2/3% in principal amount of the Notes then outstanding to the contrary, the Corporation shall at all times have at least one (1) director (the "Independent Director") who is also an independent, non-management director of Avatex. The initial Independent Director shall be John L. Wineapple.

                                   ARTICLE XI
                           INITIAL BOARD OF DIRECTORS

           The number of directors constituting the board of directors as of the date hereof shall be three, and the name of each person who is to serve as director until the next annual meeting of stockholders or until his successor is elected and qualified are:

           Name
           ----

           John L. Wineapple, Independent Director

           Abbey J. Butler

           Melvyn J. Estrin



           IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Melvyn J. Estrin, a Co-Chief Executive Officer of the Corporation, this 6th day of December, 1999.

                                       AVATEX FUNDING, INC.



                                       By:  /s/ Melvyn J. Estrin
                                          -------------------------------------
                                          Name: Melvyn J. Estrin
                                          Title: Co-Chief Executive Officer